CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             IMS HEALTH INCORPORATED

                                    ********

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

                                    ********

     IMS Health Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), DOES HEREBY CERTIFY that:

     FIRST: The name of the Corporation is IMS Health Incorporated.

     SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on February 3, 1998, as restated by a Restated Certificate of Incorporation filed with the Secretary of State of Delaware on May 29, 1998.

     THIRD: That the Board of Directors of the Corporation, by resolution duly adopted, declared it advisable that the Restated Certificate of Incorporation of the Corporation as filed on May 29, 1998 be amended by amending Paragraph (1) of Article FOURTH of the Restated Certificate of Incorporation to read in its entirety as follows:

          (1) The total number of shares of all classes of stock which the corporation shall have the authority to issue is 820,000,000, consisting of (a) 10,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), (b) 800,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and (c) 10,000,000 shares of Series Common Stock, par value $.01 per share ("Series Common Stock "). The number of authorized shares of any of the Preferred Stock, the Common Stock or the Series Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock, the Common Stock or the Series Common Stock voting separately as a class shall be required therefor.

     FOURTH: This amendment to the Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.



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     IN WITNESS WHEREOF, IMS Health Incorporated has caused this Certificate of
Amendment to be signed by Kenneth S. Siegel, its Senior Vice President, General Counsel and Secretary, this 22nd day of March, 1999.


                                          IMS HEALTH INCORPORATED


                                          By: --------------------------------
                                              Kenneth S. Siegel
                                              Senior Vice President, General
                                              Counsel and Secretary